Exhibit 3.2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PRAIRIE OPERATING CO.

Prairie Operating Co. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.       The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 2, 2001, and the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 5, 2020.

2.       This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and amends the Amended and Restated Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.

3.       Effective as of October 16, 2023, at 12:01 a.m. Eastern Time, the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

First: The name of the Corporation is Prairie Operating Co.

Second: The address of its registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended, and the Corporation shall have the power to perform all lawful acts and activities.

Fourth: The total number of shares of stock that the Corporation shall have authority to issue is 550,000,000 shares of stock, classified as (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of Preferred Stock and Common Stock are as follows:

1.       Provisions Relating to Preferred Stock.

(a)       Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).

(b)       Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to each class or series of Preferred Stock, including, but not limited to, the following:

(i)       whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii)       the number of shares to constitute the class or series and the designations thereof;

(iii)       the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(iv)       whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)       whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)       the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

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(vii)       the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(viii)       whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix)       such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

(c)       The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any class or other series. Unless otherwise provided in the Preferred Stock Designation, the Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

2.       Provisions Relating to Common Stock.

(a)       Each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any class or series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, each stockholder shall be entitled to one vote for each share of Common Stock held by that stockholder. Except as may otherwise be provided in this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as they may be amended or restated from time to time, the “Bylaws”) as in effect at the time in question and applicable law on all actions to be taken by the stockholders of the Corporation.

(b)       Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

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(c)       Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, and subject to the right of participation, if any, of the holders of Preferred Stock in any dividends, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(d)       In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any class or series thereof, and subject to the right of participation, if any, of the holders of Preferred Stock in any dividends, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e)       The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus the number reserved for issuance upon the exercise, conversion or exchange of outstanding securities) by the affirmative vote of the majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally on the election of directors, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Common Stock or Preferred Stock voting separately as a class or series shall be required therefor.

3.       General.

(a)       Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board, which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b)       The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board. The Board shall be empowered to set the exercise price, duration, times for exercise and other terms of such rights or options; provided, however, that the consideration to be received for any share of capital stock subject thereto shall not be less than the par value thereof.

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Fifth: The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to applicable law, the rights of the holders of any class or series of Preferred Stock and the then-applicable terms of the Stockholders’ Agreement, dated as of the date hereof (as may be amended, restated, supplemented, modified or replaced), among the Corporation and certain of its stockholders (the “Stockholders’ Agreement”), any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Subject to the rights of the holders of shares of any class or series of Preferred Stock, if any, to elect or remove additional directors pursuant to this Certificate of Incorporation (including any Preferred Stock Designation thereunder) and the then-applicable terms of the Stockholders’ Agreement, any director or the entire Board may be removed with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Subject to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, if any, and the then-applicable terms of the Stockholders’ Agreement, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the members of the Board serving at that time. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot.

Cumulative voting for the election of directors shall be prohibited.

The Board may designate and appoint from among its members one or more committees, which may have one or more members, and may designate one or more of its members as alternate members, who may, subject to any limitations imposed by the Board, replace absent or disqualified members at any meeting of such committee. The stockholders of the Corporation shall have no power to appoint or remove directors as members of committees of the Board, nor to abrogate the power of the Board to establish any such committees or the power of any such committee to exercise the powers and authority of the Board.

Sixth: Subject to the rights of the holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

Seventh: Except as otherwise required by applicable law and the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation, and any proposals to be considered at such meetings, may be called and proposed only by the Chairman (or any Co-Chairman) of the Board or the Board pursuant to a resolution adopted by a majority of the total number of directors then in office. Subject to the rights of the holders of any class or series of Preferred Stock, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

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Eighth: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws without any action on the part of the stockholders of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the members of the Board serving at the time of that vote. The stockholders of the Corporation shall have the power to adopt, alter, amend and repeal the Bylaws with the vote of holders of not less than 66⅔% in voting power of the then-outstanding shares of stock entitled to vote generally on the election of directors, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken, nor contain any provision inconsistent with this Certificate of Incorporation.

Ninth: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director or officer.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director or officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Tenth: The (a) directors of the Corporation and (b) officers of the Corporation (each such person, a “Specified Party,” and collectively, the “Specified Parties”) have participated (directly or indirectly) in and may, but shall have no duty to, continue to (1) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other Investments”) and (2) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of Other Investments, in each case that may, are or will be competitive with the business of the Corporation and its subsidiaries or in the same or similar lines of business as the Corporation and its subsidiaries, or that could be suitable for the Corporation or its subsidiaries; provided, however, that an individual who is an employee of the Corporation or one of its subsidiaries shall only be a Specified Party for purposes of this Article Tenth to the extent that, prior to participating in the Other Investment or business opportunity for such Other Investment in question (including any overriding royalty interest participation program) pursuant to clauses (1) or (2) above, (a) such Specified Party receives prior written approval from the Audit Committee of the Board authorizing such participation and (b) the Corporation publicly discloses such participation. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and, subject to the requirements included in this Article Tenth, each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Specified Party against any claim that such Specified Party is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding any such Other Investment or business opportunity, to the Corporation or its subsidiaries, unless, in the case of a Specified Party who is a director or officer of the Corporation, such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a director or officer of the Corporation.

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Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article Tenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Tenth (including, without limitation, each portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Tenth (including, without limitation, each such portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

This Article Tenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, applicable law or as may be set forth in individual indemnification agreements with such director or officer. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

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Eleventh: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or Bylaws, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director, officer, or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

Twelfth: Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by applicable law, this Certificate of Incorporation or the Bylaws), the affirmative vote of at least 66⅔% of the voting power of the outstanding shares of stock of the Corporation entitled to vote in an election of directors, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Incorporation.

Thirteenth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for a breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine including, without limitation, any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws of the Corporation (as they shall be amended from time to time), or any provision thereof. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Thirteenth.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 12th day of October, 2023.

PRAIRIE OPERATING CO.

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]